Exhibit 99.1

BellRing Brands Announces New Share Repurchase Authorization of $300 Million

St. Louis – March 6, 2025 – BellRing Brands, Inc. (NYSE:BRBR) today announced its Board of Directors approved a $300 million share repurchase authorization over the next two years, with share repurchases under the new authorization beginning on March 7, 2025. Subsequent to December 31, 2024 and as of March 6, 2025, BellRing repurchased 2.1 million shares of its common stock for $151.7 million at an average price of $72.14 per share. As of March 6, 2025, BellRing had repurchased approximately $288 million under its previous $300 million share repurchase authorization, which became effective on March 11, 2024 and has been cancelled effective March 6, 2025.
Repurchases may be made from time to time in the open market, private purchases, through forward, derivative, alternative, accelerated repurchase or automatic purchase transactions, or otherwise. The authorization does not, however, obligate BellRing to acquire any particular amount of shares, and repurchases may be suspended or terminated at any time at BellRing’s discretion. The amount and timing of repurchases are subject to a variety of factors including liquidity, share price, market conditions and legal requirements.
Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, are made in this press release. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions elsewhere in this press release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the repurchases and other financial, operational and legal risks and uncertainties detailed from time to time in BellRing’s cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent BellRing’s judgment as of the date of this press release. BellRing disclaims, however, any intent or obligation to update these forward-looking statements.
About BellRing Brands, Inc.
BellRing Brands, Inc. (NYSE: BRBR) is a dynamic and fast-growing consumer brands business with the purpose of Changing Lives with Good Energy. Focused on growing the convenient nutrition category, the company’s brands include Premier Protein, the #1 ready-to-drink protein and convenient nutrition brand, and Dymatize, the brand behind the #1 hydrolyzed protein powder. A culture-driven, pure-play company, BellRing Brands believes nutrition is at the core of a healthy world and produces products with best-in-class nutritional profiles and exceptional flavors. Its products are distributed in over 90 countries across club, mass, food, eCommerce, specialty, drug and convenience. To learn more visit www.bellring.com.
Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@bellringbrands.com
(415) 814-9388